Exhibit 99.1
Hanmi Financial Corporation Names
Brian E. Cho Chief Financial Officer
LOS ANGELES — December 3, 2007 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that effective December 3, 2007, Brian E. Cho has been named to the position of Executive Vice President and Chief Financial Officer.
Prior to joining Hanmi, Mr. Cho spent fifteen years with Los Angeles-based Wilshire Bancorp, Inc., the holding company for Wilshire State Bank, most recently as Executive Vice President and Chief Financial Officer. Before joining Wilshire in 1992, Mr. Cho, a Certified Public Accountant, was a Senior Auditor with Deloitte & Touche. In January 2007, Mr. Cho was ranked first among the industry’s top-10 chief financial officers by US Banker magazine.
“I am pleased to welcome Brian to Hanmi,” said Sung Won Sohn, Ph.D., President and Chief Executive Officer. “In addition to his twelve-years experience as Chief Financial Officer at one of our worthy competitors, he brings to the bank a wealth of experience in understanding the sensibilities and needs of the multi-ethnic Southern California marketplace. As part of the senior management team, he will be a key participant as we work to ensure that Hanmi maintains its position as the country’s pre-eminent Korean-American bank.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 24 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and nine loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
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